Exhibit 10.38

December 13, 2017

Dear Jennifer,
As you know, you are a party to an offer letter dated April 26, 2013 (the “Offer Letter”), by and between you and On Assignment, Inc. and/or its affiliated companies (together, the “Company”). As we agree, certain provisions of the Offer Letter are no longer effective and as such this letter agreement (this “Agreement”), effective as of the date hereof (the “Effective Date”), supersedes and replaces the Offer Letter, and sets forth certain benefits the Company has determined to provide you in connection with a qualifying termination of employment, as described in further detail below.
Qualifying Termination. In the event your employment with the Company is terminated by the Company for its convenience (and not for cause or due to your death or disability), you will be eligible to receive:

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12 months’ of your then-current annual base salary, payable in substantially equal installments in accordance with the Company’s normal payroll procedures during the period commencing on your termination date and ending on the 12-month anniversary thereof (the “Severance Period”); and

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during the Severance Period, and subject to your valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder (together, the “Code”), Company-reimbursed or Company-paid coverage under its group health plans at the same levels as would have applied if your employment had not been terminated, based on your elections in effect on your termination date, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover you under its group health plans without incurring penalties, then, in either case, an amount equal to each remaining Company payment or reimbursement shall thereafter be paid to you in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

Your eligibility to receive the payments and benefits described above will be subject to your timely execution and non-revocation of a general release of claims to be set forth in a Separation Agreement in a form prescribed by the Company.
Change in Control Termination. Notwithstanding anything contained in this Agreement, you acknowledge and agree that the Company has adopted an Change in Control Severance Plan (the “CIC Plan”), as amended from time to time, and, that, in the event that you become entitled to compensation or benefits under the CIC Plan (as determined solely under the terms of the CIC Plan), the terms of the Offer Letter shall be superseded by the CIC Plan and no further compensation or benefits in any form shall become payable under the Offer Letter.
Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”).
Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon your “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”).
Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments under this Agreement, shall be paid to you during the six-month period following your Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).
Miscellaneous. Your employment remains terminable at will by the Company or by you at any time (for any reason or for no reason), subject to the provisions contained herein. This Agreement is governed by California law. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

We look forward to your continued contributions to On Assignment.

Respectfully,
On Assignment, Inc.
/s/Peter Dameris
Peter Dameris
Chief Executive Officer

Agreed acknowledged and accepted:
/s/Jennifer Hankes Painter
Chief Legal Officer